Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 9, 2023, with respect to the consolidated financial statements included in the Annual Report of Gevo, Inc. on Form 10-K for the year ended December 31, 2022. We consent to the incorporation by reference of said report in the Registration Statements of Gevo, Inc. on Forms S-8 (File No. 333-172771, 333-195264, 333-207172, 333-212391, 333-226689, 333-232267, and 333-239275, 333-257971) and on Forms S-3 (File No. 333-252229 and File No. 333-226686).

/s/ GRANT THORNTON LLP

Denver, Colorado
March 9, 2023